SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 26, 1996

                                Tracor, Inc.
          (Exact name of registrant as specified in its charter)


Delaware                         0-20227                  74-2618088
--------                       -----------               -----------
(State or other                (Commission             (I.R.S. Employer
 jurisdiction of                File Number)         Identification No.)
 incorporation or
 organization)

                                Tracor, Inc.
                              6500 Tracor Lane
                             Austin, Texas 78725
                                 512/926-2800
                    (Name, address, and telephone number,
              including area code, of principal executive offices)

Item 2.  Acquisition or Disposition of Assets

On September 26, 1996, Tracor, Inc. ("Tracor") acquired all of the outstanding stock of Cordant Holdings, Inc., a Delaware corporation ("Cordant"). The acquisition was accomplished via a merger of Cordant with Tracor Acquisition Corporation, a wholly owned subsidiary of Tracor, with Cordant becoming the surviving corporation.

The consideration paid for the acquisition consisted of cash in the amount of approximately $65,000,000, which amount is subject to adjustments for any changes in the working capital of Cordant subsequent to June 30, 1996, and prior to the closing. Additional contingent consideration of up to $15,000,000 is payable based upon Cordant revenues for the remainder of 1996 and the possible receipt by Cordant of a large contract prior to March 31, 1997.

The stock in Cordant was owned by various employees of Cordant. At the time of the transaction no material relationship existed between Cordant and Tracor, its affiliates, its directors and officers, or any associates of its officers or directors.

Cordant has principally been involved in information technology and it is the intent of Tracor that Cordant will continue to operate in that area as a part of a new Tracor business unit which was established to concentrate in the information technology market.

A copy of the Agreement and Plan of Merger by and among Tracor, Inc.; Tracor Acquisition Corporation; Cordant Holdings Corporation; and Peter P. Kusek as the Initial Shareholder Representative (less schedules and exhibits) described above is attached hereto as EX-2.

The funds used for the acquisition were obtained from cash on hand.

Item 7.  Financial Statements and Exhibits

1. It is impractical to provide the required financial statements or pro forma information for Cordant at the time that this report is filed.

2. No financial statements or pro forma financial statements are currently available.

3. The financial statements and requisite pro forma information will be filed on or before December 10, 1996.

     (a) Exhibits

         (2)  Agreement and Plan of Merger

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TRACOR, INC.


Date: 26 September 1996               By: /S/ Russell E. Painton
                                          ----------------------
                                          Russell E. Painton
                                          Vice President and
                                           Secretary